EXHIBIT 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANT

I hereby consent to the inclusion of the independent accountant's report dated August 28, 2000 and the related statements of income, stockholder's equity, and cash flows for the years then ended in the Registration Statement on Form SB-2, and any other references to me in the Registration Statement.


KURT D. SALIGER, CPA
Kurt D. Saliger
Certified Public Accountant
Las Vegas, Nevada
August 10, 2001